FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces
Dividend for First Quarter 2014

New York, New York, March 21, 2014 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that on March 20, 2014, RCAP’s board of directors authorized and RCAP declared a cash dividend for the first quarter of 2014, to be paid on April 10, 2014, to Class A common stockholders of record at the close of business on March 31, 2014, in an amount equal to $0.18 per share.

This cash dividend is consistent with the cash dividends previously declared and paid with respect to the third and fourth quarters of 2013.

About RCAP

RCS Capital Corporation (NYSE: RCAP) is an investment firm expressly focused on the retail investor community. We are engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on non-traditional investments. We also will be engaged in the retail advice and investment management business upon closing of pending acquisitions of independent broker-dealers and an investment manager. Our business is designed to protect, support, grow and maximize value for the direct investment and alternative funds, and for independent financial advisors and the clients they serve. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RCAP’s Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and RCAP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio	Brian D. Jones, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bjones@rcscapital.com
Ph: 484-342-3600	Ph: 866-904-2988